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--------                                                                                            -------------------------------
 FORM 3                                                                                                       OMB APPROVAL
--------                                                                                            -------------------------------
                                        U.S. SECURITIES AND EXCHANGE COMMISSION                     OMB Number:           3235-0104
                                                 Washington, D.C. 20549                             Expires:     September 30, 1998
                                  INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES           Estimated average burden
                                                                                                    hours per response..........0.5
                                                                                                    -------------------------------

           Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940


-----------------------------------------------------------------------------------------------------------------------------------
                                              |                          |
1.    Name and Address of Reporting Person*   | 2.  Date of Event Re-    | 4.  Issuer Name and Ticker or Trading Symbol
                                              |     quiring Statement    |
      Kaufman        Matthew                  |      (Month/Day/Year)    |     THCG, Inc. (NASDAQ:  THCG)
----------------------------------------------|                          |---------------------------------------------------------
      (Last)         (First)        (Middle)  |                          |                                |
                                              |           9/6/00         | 5. Relationship of Reporting   | 6.  If Amendment, Date
  12 East 49th Street, Suite 3200             |                          |    Person(s) to Issuer         |     of Original
----------------------------------------------|--------------------------|    (Check all applicable)      |     (Month/Day/Year)
                    (Street)                  | 3.  I.R.S. Identification|                                |------------------------
                                              |     Number of Reporting  |     X  Director    __ 10% Owner| 7. Individual or Joint/
                                              |     Person, if an entity |     __ Officer     __ Other    |    Group Filing
                                              |     (Voluntary)          |        (give title    (specify | (Check Applicable List)
                                              |                          |         below)         below)  | X  Form filed by One
                                              |                          |       _________________        |    Reporting Person
                                              |                          |                                | Form filed by More than
    New York            NY          10017     |                          |                                | One Reporting Person
----------------------------------------------|------------------------------------------------------------------------------------
     (City)           (State)        (Zip)    |              Table I -- Non-Derivative Securities Beneficially Owned
-----------------------------------------------------------------------------------------------------------------------------------
1.   Title of Security                           | 2.  Amount of Securities   |  3.  Ownership         | 4.  Nature of Indirect
     (Instr. 4)                                  |     Beneficially Owned     |      Form: Direct      |     Beneficial Ownership
                                                 |     (Instr. 4)             |      (D) or Indirect   |     (Instr. 5)
                                                 |                            |      (I) (Instr. 5)    |
-------------------------------------------------|----------------------------|------------------------|---------------------------
     No securities owned                         |                            |                        |
-------------------------------------------------|----------------------------|------------------------|---------------------------
                                                 |                            |                        |
-------------------------------------------------|----------------------------|------------------------|---------------------------
                                                 |                            |                        |
-------------------------------------------------|----------------------------|------------------------|---------------------------
                                                 |                            |                        |
-------------------------------------------------|----------------------------|------------------------|---------------------------
                                                 |                            |                        |
-------------------------------------------------|----------------------------|------------------------|---------------------------
                                                 |                            |                        |
-------------------------------------------------|----------------------------|------------------------|---------------------------
                                                 |                            |                        |
-------------------------------------------------|----------------------------|------------------------|---------------------------
                                                 |                            |                        |
-------------------------------------------------|----------------------------|------------------------|---------------------------
                                                 |                            |                        |
-------------------------------------------------|----------------------------|------------------------|---------------------------
                                                 |                            |                        |
-------------------------------------------------|----------------------------|------------------------|---------------------------
                                                 |                            |                        |
-----------------------------------------------------------------------------------------------------------------------------------


     Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
     *  If the form is filed by more than one reporting person, see Instruction 5(b)(v).

          Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.


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FORM 3 (continued)                   Table II -- Derivative  Securities  Beneficially Owned (e.g.,
                                                 puts, calls, warrants, options, convertible securities)


-----------------------------------------------------------------------------------------------------------------------------------
1.  Title of Derivative   | 2.  Date Exercisable   | 3.  Title and Amount of      | 4.  Conver-    | 5.  Owner-    | 6.  Nature of
    Security              |     and Expiration     |     Securities Underlying    |     sion or    |     ship      |     Indirect
    (Instr. 4)            |     Date               |     Derivative Security      |     Exercise   |     Form of   |     Beneficial
                          |     (Month/Day/Year)   |     (Instr. 4)               |     Price of   |     Deri-     |     Ownership
                          |                        |                              |     Deri-      |     vative    |     (Instr. 5)
                          |                        |                              |     vative     |     Security: |
                          |                        |                              |     Security   |     Direct    |
                          |------------------------|------------------------------|                |     (D) or    |
                          |   Date     |  Expira-  |     Title   |  Amount or     |                |     Indirect  |
                          |   Exer-    |  tion     |             |  Number of     |                |     (I)       |
                          |  cisable   |  Date     |             |  Shares        |                |     (Instr. 5)|
--------------------------|------------|-----------|--- ---------|----------------|----------------|---------------|----------------
    No securities owned   |            |           |             |                |                |               |
--------------------------|------------|-----------|-------------|----------------|----------------|---------------|----------------
                          |            |           |             |                |                |               |
--------------------------|------------|-----------|-------------|----------------|----------------|---------------|----------------
                          |            |           |             |                |                |               |
--------------------------|------------|-----------|-------------|----------------|----------------|---------------|----------------
                          |            |           |             |                |                |               |
--------------------------|------------|-----------|-------------|----------------|----------------|---------------|----------------
                          |            |           |             |                |                |               |
--------------------------|------------|-----------|-------------|----------------|----------------|---------------|----------------
                          |            |           |             |                |                |               |
--------------------------|------------|-----------|-------------|----------------|----------------|---------------|----------------
                          |            |           |             |                |                |               |
--------------------------|------------|-----------|-------------|----------------|----------------|---------------|----------------
                          |            |           |             |                |                |               |
-----------------------------------------------------------------------------------------------------------------------------------


Explanation of Responses:

** Intentional misstatements or omissions of facts constitute Federal Criminal           /s/ Matthew Kaufman               10/16/00
   Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                ------------------------------------------
                                                                                         **Signature of Reporting Person       Date

    Note: File three copies of this Form, one of which must be manually signed.
          If space provided is insufficient, See Instruction 6 for procedure. Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a current valid OMB Number


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